EXHIBIT 10.1
PAYCHEX, INC.
2002 STOCK INCENTIVE PLAN
(as amended and restated effective October 12, 2005)
RESTRICTED STOCK AWARD AGREEMENT
     1. Grant of Restricted Stock. This Restricted Stock Award Agreement (the “Award Agreement”), dated July 10, 2008, sets forth the terms and conditions of the Restricted Stock (the “Award”) granted to you by the Governance and Compensation Committee (the “Committee”) of the Board of Directors of Paychex, Inc. (the “Company”) under the Company’s 2002 Stock Incentive Plan, as amended and restated effective October 12, 2005 (the “Plan”), as described on your Award Notice. The Award is subject to all of the provisions of the Plan, which is hereby incorporated by reference and made a part of this Award Agreement. The capitalized terms used in this Award Agreement are defined in the Plan.
     2. Restriction and Vesting.
          (a) Subject to the terms set forth in this Award Agreement and the Plan, unless earlier vested under Section 2(b) of this Award Agreement, provided you are still a full-time employee of the Company at that time, all of the Shares represented by the Award will vest on the fifth anniversary of the date of grant set forth on your Award Notice (a “Vesting Date”).
          (b) Notwithstanding Section 2(a) of this Award Agreement, for each of the following fiscal years of the Company, if the Company’s operating income, excluding interest on funds held for clients (“Operating Income”), for such fiscal year equals or exceeds the following target for such fiscal year, then, provided you are still a full-time employee of the Company, one-third of the total number of Shares represented by the Award shall vest upon the confirmation by the Committee of such fiscal year’s Operating Income (also a “Vesting Date”):

Fiscal Year	Target Operating Income
2009	$787,022,000
2010	$905,075,000
2011	$1,040,836,000
2012	$1,196,961,000
          (c) Except in the event of your death or Disability, if your employment terminates before a Vesting Date for any reason, including, but not limited to, Retirement, then the unvested portion of the Award shall be forfeited and cancelled immediately. If your employment terminates due to death or Disability, your Award shall immediately become 100% vested.
     3. Book-Entry Registration. The Award initially will be evidenced by book-entry registration only, without the issuance of a certificate representing the Shares underlying the Award.
     4. Issuance of Shares. The Company shall, when the conditions to vesting specified in Section 2 of this Award Agreement are satisfied, issue a certificate or certificates representing the Shares underlying the Award that have vested as promptly as practicable following the Vesting Date of such Shares.

     5. Rights as a Stockholder. Except as otherwise provided by this Section, you will have the rights of a stockholder with respect to the Shares underlying the Award, including, but not limited to, the right to receive such cash dividends, if any, as may be declared on such Shares from time to time and the right to vote (in person or by proxy) such Shares at any meeting of stockholders of the Company. Notwithstanding the foregoing, the dividends paid on any unvested Shares shall be retained by the Company and held in escrow, trust or similar manner, and shall only be paid to you upon the vesting of the underlying Shares to which the dividends relate; upon the forfeiture of any Shares represented by the Award, your right to the dividends paid on the underlying Shares which are forfeited shall also be forfeited.
     6. Restrictions on Transfer of Shares. The Award, and the right to vote the Shares underlying the Award and to receive dividends thereon, may not, except as otherwise provided in the Plan, be sold, assigned, transferred, pledged or encumbered in any way prior to the vesting of such Shares, whether by operation of law or otherwise, except by will or the laws of descent and distribution. After a Vesting Date, the vested Shares may be issued during your lifetime only to you, or after your death to your designated beneficiary, or, in the absence of such beneficiary, to your duly qualified personal representative.
     7. Withholding. The grant and the vesting of the Award is conditioned upon your making arrangements satisfactory to the Company for the payment to the Company of the amount of all taxes required by any governmental authority to be withheld and paid over by the Company or any Affiliate to the governmental authority on account of such grant or vesting. The payment of such withholding taxes to the Company may be made (i) by you in cash or by check, (ii) subject to the consent of the Company and in accordance with any guidelines established by the Committee, by the Company retaining the number of the Shares that would otherwise be delivered to you upon vesting that have an aggregate Fair Market Value (at the time retained by the Company) equal to the amount of withholding taxes (using your minimum required tax withholding rate or such other rate that the Company determines will not trigger a negative accounting impact to the Company) required to be paid, or (ii) by the Company or any Affiliate withholding such taxes from any other compensation owed to you by the Company or any Affiliate. Unless you make arrangements prior to vesting to pay withholdings taxes in cash or by check, or to have such withholding taxes withheld from other compensation owed to you by the Company or any Affiliate, then at the time of vesting, the Company shall have the right to retain the number of the Shares that would otherwise be delivered to you upon vesting that have an aggregate Fair Market Value (at the time retained by the Company) equal to the amount of withholding taxes (using your minimum required tax withholding rate or such other rate that the Company determines will not trigger a negative accounting impact to the Company) required to be paid.
     8. Limitation of Rights. Neither the Plan, the granting of the Award, the Award Notice nor this Award Agreement gives you any right to remain in the employment of the Company or any Affiliate.
     9. Non-competition, Non-solicitation, Confidentiality, and Detrimental Conduct. In consideration for the Award, you agree that during your employment and for a period of twelve (12) months following termination of employment for any reason, you will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, board member, director, or in any other individual or representative capacity, engage or attempt to engage in any activity that is competitive to the business of the Company within the geographic and substantive area or areas of responsibility assigned to the you during the last 24 months of employment. In addition, you agree that for a period of eighteen (18) months following the termination of employment for any reason, you will not directly or indirectly by assisting others, solicit Company clients, prospects or referral resources; nor will you recruit or hire, or attempt to recruit or hire any other employee of Company or its affiliates, or induce or attempt to induce any employee of Company to terminate employment with Company. You also agree and acknowledge that during the course of your employment with the Company, you will obtain, have access and be privy to nonpublic information important to the Company’s business solely as a result of employment with the Company, which information you hereby acknowledge and agree to be confidential (“Confidential Information”). You agree that during and after employment, you shall not divulge or make use of any Confidential Information, directly or indirectly, personally or on behalf of any other person, business, corporation, or entity without prior written consent of the Company. You further agree that you will not, during your employment, engage in conduct which is detrimental to the Company, including violation of the Company’s Code of Business Ethics and Conduct, criminal conduct, fraud, or willful misconduct. These covenants are not intended to, and do not, limit in any way the rights and remedies provided to the Company under the Plan, other agreements with you, or under common or statutory law.
10. Repayment of Financial Gain.
          (a) If you fail to comply with Section 9 of this Award Agreement, the Company may cancel any unvested portion of this Award and recover from you the total number or Vesting Date value of Shares whose Vesting Date occurred pursuant to this Award during the 24-month period preceding your breach of any covenant in Section 9 of this Award Agreement. The total number or value of the vested Shares shall include the amount of any dividends paid to you during the 24-month period specified above and shall not be reduced for the payment of applicable taxes or other amounts.
          (b) If you fail to comply with Section 9 of this Award Agreement, upon demand by the Company, you will repay the Company in accordance with the terms of Section 10(a), and the Company shall be entitled to offset the amount of any such repayment obligation against any amount owed to you by the Company. The remedies set forth in this Section are in addition to any other remedies the Company may have, at law or equity, for your violation of the terms of this Award Agreement.
     11. Rights of Company and Affiliates. This Award Agreement does not affect the right of the Company or any Affiliate to take any corporate action whatsoever, including without limitation its right to recapitalize, reorganize or make other changes in its capital structure or business, merge or consolidate, issue bonds, notes, Shares or other securities, including preferred stock, or options therefor, dissolve or liquidate, or sell or transfer any part of its assets or business.
     12. Plan Controls. In the event of any conflict among the provisions of the Plan and this Award Agreement, the provisions of the Plan will be controlling and determinative.
     13. Amendment. Except as otherwise provided by the Plan, the Company may only alter, amend or terminate the Award with your consent.
     14. Governing Law. This Award Agreement shall be governed by and construed in accordance with the laws of the State of New York, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions. All parties consent to exclusive personal jurisdiction in New York courts and agree that venue shall be New York State Supreme Court, Monroe County.
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